RESTRICTED STOCK AWARD AGREEMENT
UNDER THE
UDR, INC.
1999 LONG-TERM INCENTIVE PLAN

Grantee:	[Name]

Number of Shares:	[Shares]

Date of Grant:	February 8, 2013

Value as of Grant Date:	$24.12 per share

1.Grant of Shares. UDR, Inc. (the “Company”) hereby grants to the Grantee named above (the “Grantee”), as additional compensation for services to be rendered, and subject to the restrictions and the other terms and conditions set forth in the Company’s 1999 Long-Term Incentive Plan (the “Plan”) and in this Restricted Stock Award Agreement (this “Agreement”), the number of shares indicated above of the Company’s $0.01 par value common stock (the “Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Plan.
2.    Vesting of Stock. Unless the vesting under this Agreement is accelerated in accordance with Article 14 of the Plan, the Shares shall vest only to the extent established metrics related to FFO growth (the “FFO Metric”) and TSR Ranking (the “TSR Ranking Metric”) described on Appendix A are met for calendar year 2013. On the date in 2014 the Committee determines performance (the “Determination Date”) the sum of the Shares resulting from performance against the FFO Metric and the TSR Ranking Metric (the “Performance Result”), plus any shares resulting from the reinvestment of dividends on those Shares pursuant to Section 6 through the Determination Date shall be divided by three (3). One-third (1/3) of that sum shall vest on the Determination Date (provided the Grantee remains in the employment of the Company or a Parent or Subsidiary through December 31, 2013), and the remaining two-thirds (2/3) shall vest in equal parts on each of December 31, 2014 and December 31, 2015, subject to the Grantee’s employment with the Company or a Parent or Subsidiary through the respective vesting date. Any Shares not awarded as a result of the Committee’s determination (including Shares resulting from reinvested dividends) shall be forfeited and re-conveyed to the Company upon that determination without further consideration or any act or action by the Grantee.
To the extent the Performance Result exceeds the number of Shares initially granted pursuant to the Award, additional Shares with a value (as determined by the Committee) equal to the excess shall be granted on the Determination Date as part of the Performance Result and the total shall be subject to the same division by three.

3.    Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” means those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If the Grantee’s employment with the Company or any Parent or Subsidiary terminates for any reason other than as set forth in paragraph (a) or (b) of Section 4 hereof or as set forth in Section 2 with respect to Shares vesting on the Determination Date , then the Grantee shall forfeit all of the Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination and such Restricted Shares shall be re-conveyed to the Company without further consideration or any act or action by the Grantee.
The restrictions imposed under this Section 3 shall apply to all shares of the Company’s stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, re-capitalization, stock dividend or other change in corporate structure affecting the common stock of the Company.
4.    Expiration and Termination of Restrictions. The restrictions imposed under Section 3 will expire on the earliest to occur of the following:
(a)    Upon vesting pursuant to Section 2;
(b)    On the date of termination of the Grantee’s employment with the Company or any Parent or Subsidiary because of his or her death or Disability; or
(c)    On the date specified by the Committee or as otherwise established in the Plan in the event of an acceleration of vesting under Article 14 of the Plan (including, without limitation, upon the occurrence of a Change in Control, as defined in the Plan).
5.    Delivery of Shares. The Shares will be registered in the name of the Grantee as Restricted Stock and may be held by the Company prior to the lapse of the restrictions thereon as provided in Section 4 hereof (the “Restricted Period”). Any certificate for Shares issued during the Restricted Period shall be registered in the name of the Grantee and shall bear a legend in substantially the following form:
THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN A RESTRICTED STOCK AWARD AGREEMENT DATED FEBRUARY 8, 2013 BETWEEN THE REGISTERED OWNER OF THE SHARES REPRESENTED HEREBY AND UDR, INC. RELEASE FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT, COPIES OF WHICH ARE ON FILE IN THE OFFICE OF UDR, INC.
If requested, the Grantee shall deposit with the Company, a stock power, or powers, executed in blank and sufficient to re-convey the Restricted Shares to the Company upon termination of the Grantee’s employment during the Restricted Period, in accordance with the provisions of this Agreement. Stock certificates shall be delivered to the Grantee as soon as practicable after the lapse of the restrictions on the Shares, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.
6.    Voting and Dividend Rights. The Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares and shall receive dividends on the Shares during the Restricted Period which dividends shall automatically be reinvested into additional shares of restricted stock through the Determination Date and vest as provided in Section 2 hereof. Dividends on the Shares are not eligible for participation in the Company’s Dividend Reinvestment Plan during that period. From and after the Determination Date, the Grantee shall receive cash dividends as and when paid on both the Shares vesting on the Determination Date and those scheduled to vest later, as provided in Section 2.
7.    Restrictions on Transfer and Pledge. The Restricted Shares may not be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Parent or Subsidiary, or be subject to any lien, obligation, or liability of the Grantee to any other party other than the Company or a Parent or Subsidiary. The Restricted Shares are not assignable or transferable by the Grantee other than by will or the laws of descent and distribution.
8.    Changes in Capital Structure. In the event a stock dividend is declared upon the Stock, the shares of Stock then subject to this Agreement shall be increased proportionately. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through reorganization, re-capitalization, reclassification, share exchange, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of Stock then subject to this Agreement the number and class of shares into which each outstanding share of Stock shall be so exchanged, or there shall be made such other equitable adjustment as the Committee shall approve.
9.    Stop Transfer Notices. In order to ensure compliance with the restrictions on transfer set forth in this Agreement or the Plan, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
10.    Refusal to Transfer. The Company shall not be required (a) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Shares shall have been so transferred.
11.    No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate the

Grantee’s employment at any time, nor confer upon the Grantee any right to continue in the employ of the Company or any Parent or Subsidiary.
12.    Payment of Taxes.
(a)    The Grantee upon issuance of the Shares hereunder, shall be authorized to make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, the Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations.
(b)    The Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in the Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee.
13.    Grantee’s Covenant. The Grantee hereby agrees to use his best efforts to provide services to the Company in a workmanlike manner and to promote the Company’s interests.
14.    Amendment. The Committee may amend, modify or terminate this Agreement without approval of the Grantee; provided, however, that such amendment, modification or termination shall not, without the Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested on the date of such amendment or termination.
15.    Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.
16.    Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.
17.    Severability. If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
18.    Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

UDR, Inc.
1745 Shea Center Dr., Suite 200
Highlands Ranch, Colorado 80129
Attn: Corporate Secretary
or any other address designated by the Company in a written notice to the Grantee. Notices to the Grantee will be directed to the address of the Grantee then currently on file with the Company, or at any other address given by the Grantee in a written notice to the Company.
19.    Dispute Resolution. The provisions of this Section 19 shall be the exclusive means of resolving disputes arising out of or relating to the Plan and this Agreement. The Company, the Grantee, and the Grantee’s assignees (the “parties”) shall attempt in good faith to resolve any disputes arising out of or relating to the Plan and this Agreement by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the District of Colorado (or should such court lack jurisdiction to hear such action, suit or proceeding, in a state court in Colorado) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 19 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement and agree that the Shares are to be governed by the terms and conditions of this Agreement and the Plan.

UDR, INC.
By:
Name:	Warren L. Troupe
Title:	Senior Executive Vice President

The Grantee acknowledges receipt of a copy of the Plan and this Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Shares subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan. The Grantee hereby agrees that all disputes arising out of or relating to this Agreement and the Plan shall be resolved in accordance with Section 19 of this Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Agreement.
GRANTEE:
_________________________________
[Name]